WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

             WINTHROP REALTY TRUST SELLS ITS SHARES IN AMERICA FIRST
                           APARTMENT INVESTORS, INC.

      Boston, Massachusetts- June 26, 2007-Winthrop Realty Trust (NYSE:FUR) announced today that it has sold in market transactions its 793,956 common shares of America First Apartment Investors, Inc. ("APRO") for a per share price of $25.02 resulting in net proceeds of approximately $19,817,000. The sale generated a gain of approximately $9,739,000 exclusive of dividends on such shares. Winthrop had acquired substantially all of the shares from January 2005 through August 2006 for an average per share price of $12.63. The shares sold constituted substantially all shares held by Winthrop in APRO.

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      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT)
headquartered in Boston, Massachusetts. Additional information on Winthrop
Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.